Exhibit 99.1

Sparton Corporation

Fiscal 2014 Third Quarter Financial Results

May 7, 2014

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Corporate Development) SPEAKS

Thank you operator. Good morning and thank you for participating in Sparton’s fiscal 2014 third quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

For details related to the disclosure of non-GAAP financial measures, please reference slide 2 in our accompanying presentation.

{Slide 3 – Today’s Agenda}

Today, Cary Wood, our President and CEO, and Mark Schlei, our CFO, will report our fiscal year 2014 third quarter and YTD results as well as providing an update on the status of our liquidity and capital resources, a brief overview of the Aubrey Services acquisition, and an outlook update to the remainder of fiscal 2014. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be fielded at a time with the call ending at approximately 11:00am CT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2014 third quarter conference call.

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{Slide 4 – 2nd Quarter Highlights}

Our third quarter results continued to be strong on a year–over-year basis. A few highlights from the quarter are:

•	Revenue grew 29% to $84 million as compared to the same quarter of the prior year.

•	Organic growth, net of acquisitions, was 11% from the same quarter of the prior year.

•	The adjusted EBITDA grew 120% in the quarter and 73% YTD as compared to the prior year periods.

•	20 new business programs were awarded with potential annualized sales of $6.1 million, and

•	We completed the acquisition of Aubrey Group, Inc.

{Slide 5 – Consolidated Financial Results}

I would now like to review our three quarters of consolidated performance.

Fiscal 2014 year-to-date adjusted operating income was $15.4 million and adjusted net income was $10.3 million or $1.02 per share basic and diluted, versus adjusted operating income of $9.2 million and adjusted net income of $6.1 million or $0.60 per share basic and diluted, for the first three quarters of fiscal 2013.

Our Q3 YTD consolidated revenue, with acquisitions included, was $243 million, increasing 32% or $59 million from the same period in the prior year. Without the influence of Onyx, Creonix, Aydin, Beckwood, and Aubrey acquisitions, legacy revenue was $180 million, up $16 million or 9% from the prior year.

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Our adjusted gross profit in the first three quarters of fiscal 2014 was $44 million or 18.1% compared to $31 million or 16.8% in the first three quarters of fiscal 2013.

Selling and administrative expenses increased to $25.1 million in the fiscal 2014 year-to-date compared to $19.7 million in the prior year first three quarters, but as a percentage of sales reduced to 10.4% as compared to 10.7% in the prior year. The dollar increase relates to the addition of SG&A related to the five acquisitions.

{Slide 6 – Adjusted EBITDA}

The adjusted EBITDA for the third quarter of fiscal 2014 increased 120% to $8.9 million or 10.6% of sales as compared to $4.0 million or 6.2% of sales in the same quarter of the prior year. Year-to-date adjusted EBITDA increased 73% to $21.8 million or 9.0% of sales as compared to $12.6 million or 6.9% of sales. The YTD increase reflects organic growth as well as the impact of the completed acquisitions.

I would now like to turn over the next portion of today’s call to Mark so that he can update you on our individual segment results and our liquidity and capital resources.

MARK SCHLEI (CFO) SPEAKS

Thanks Cary.

{Slide 7 – Operating Results}

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Included in the results for the Company’s Medical segment for the three months ended March 31, 2014 are net sales of approximately $0.3 million resulting from the acquisition of Aubrey. Excluding these sales, legacy Medical sales decreased approximately $2.2 million, or 6%, in the three months ended March 31, 2014 as compared with the prior year quarter. This comparative decrease primarily reflects a rebalancing of Fenwal program engagements with the Company beginning in the Company's fiscal 2014 third quarter. The rebalancing of this customer's programs is expected to negatively affect comparative sales to this customer by approximately $7 million in the Company's fiscal 2014 fourth quarter and as much as $19 million in the Company's fiscal 2015, substantially all of which will be realized during first half of that year.

Gross margin on Medical sales increased to 14.3% from 13.6% for the three months ended March 31, 2014 and 2013, respectively. This increase in margin percentage on Medical sales primarily reflects certain favorable product mix between the two periods.

Included in the results for the Company’s Complex Systems segment for the three months ended March 31, 2014 are net sales of approximately $7.5 million resulting from the acquisitions of Creonix and Beckwood. Excluding these sales and an increase in intercompany sales of $1.0 million, CS sales to legacy external customers for the three months ended March 31, 2014 decreased $1.4 million, or 12%, as compared with the same quarter last year. This comparative decrease primarily reflects a sales delay in the current year quarter with one customer as it makes engineering design changes.

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Adjusted Gross margin on CS sales decreased to 10.8% for the three months ended March 31, 2014 compared to 11.5% for the three months ended March 31, 2013, primarily reflecting unfavorable product mix between the comparative periods.

Included in the results for the Company’s Defense and Security Systems segment for the three months ended March 31, 2014 are net sales of approximately $4.1 million resulting from the acquisition of Aydin. Excluding the sales from the Aydin acquisition, DSS legacy sales increased approximately $10.6 million, or 75%, in the three months ended March 31, 2014 as compared with the same quarter last year, reflecting increased sonobuoy sales to the U.S. Navy and foreign governments, as well as increased U.S Navy engineering sales.

Adjusted Gross margin on DSS sales increased to 30.1% for the three months ended March 31, 2014 compared to 20.4% for the three months ended March 31, 2013. Gross profit percentage was positively affected in the current year quarter by increased volume as well as favorable product mix as compared to the prior year quarter.

{Slide 8 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. As of March 31, 2014, the Company had $35 million borrowed and $30 million available under its credit facility and had available cash and cash equivalents of $7.5 million. As of this date, the Company had received performance based payments under U.S. Navy contracts in excess of the funding of production to date under those contracts of $7.4 million. The Company’s debt-to-equity ratio was 0.34 to 1 and adjusted net debt-to-EBITDA leverage was 0.9x at March 31, 2014.

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Summarizing our cash flows, operating activities provided $15.2 million and used $6.3 million of net cash flows in nine months ended March 31, 2014 and 2013, respectively. Excluding changes in working capital, operating activities provided $17.6 million and $13.2 million in the first nine months of fiscal 2014 and 2013, respectively, reflecting the Company’s relative operating performance during those periods. Working capital used $2.4 million and $19.5 million of net cash flows in the nine months ended March 31, 2014 and 2013, respectively.

Cash flows used in investing activities in the nine months ended March 31, 2014 and 2013 totaled $37.7 million and $48.7 million, respectively. The nine months ended March 31, 2014 reflect the $15.5 million acquisition of Aydin, the $15.3 million acquisition of Beckwood, and the $4.8 million acquisition of Aubrey, net of acquired cash. The Aydin and Aubrey acquisitions were funded through borrowings under the Company’s Credit Facility. The Beckwood acquisition was funded through a combination of cash on hand and borrowings under the Company's Credit Facility. The nine months ended March 31, 2013 reflect the $45.4 million acquisition of Onyx.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mark.

{Slide 9 –Acquisition Update}

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On March 17, 2014, the Company completed the acquisition of Aubrey Group, Inc., located in Irvine, CA. The acquired business, which is part of the Company's Medical segment, is expected to add approximately $8 million in annualized revenue and we welcome the team to the Sparton family. Aubrey Group is a design and manufacturing company using state-of-the-art technologies to develop new products for OEMs in the Medical and Biotechnological markets. Inventors, entrepreneurs, and industry leading OEMs utilize Aubrey Group’s design and engineering teams to develop innovative solutions in a timely manner, delivering its clients’ new products into the marketplace faster and more cost effectively.

A key component of our strategic vision at Sparton is to realize synergistic acquisition opportunities that add value to the core products and services in our portfolio. The acquisition of Aubrey Group aligns tremendously with this vision. By combining our businesses, Sparton and Aubrey have the capability to enter into a new set of customer engagements that allow us to offer product design, product development, and product manufacturing more completely under one umbrella.

Integration activities will be minimal and we expect it to be accretive to earnings within the first 12 months.

{Slide 10 – Fiscal 2014 Outlook}

We are very pleased with this quarter and the year-to-date results and continue to feel bullish about the remainder of the year as well as maintaining the same momentum into fiscal 2015. But, as Mark had indicated in the Medical third quarter summary, Fresenius is rebalancing its Fenwal program engagements with us. As is the case in our type of business, we manage these

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types of events on a regular basis. For the full fiscal year, DSS will finish strong to partially offset this revenue softening in Medical, but, more importantly, we do not expect to see any impact to the full fiscal year 2014 internal earnings projections. As we go into fiscal 2015, we expect to continue our solid revenue growth with further organic growth and the full year impact of fiscal 2014’s acquisitions.

{Slide 11 – Investor Activities}

As in the past, we will be presenting at various conferences, meeting with our existing investors, and calling on potential new investors throughout the year. In the near term, some of the events that will be occurring in the upcoming months are:

•	Sidoti Conference in NYC on May 9th,

•	B. Riley Investor Conference in Santa Monica on May 19th-21st,

•	Barrington’s Spring Investor Day in Chicago on May 22nd in Chicago,

•	KeyBanc Capital Markets Conference in Boston on May 27th-28th,

•	East Coast Ideas Conference in Boston on June 5th,

•	CJS New Ideas Conference in July,

•	Midwest Ideas Conference in Chicago from August 26th-27th, and

•	Save the date for a Sparton Investor Day in Orlando on October 8th to allow us to present to the investment community our progress to the 2015 Vision, communicate our new 2020 Vision, provide access to senior management, and offer a tour of our DSS operation in DeLeon Springs, FL.

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In conclusion, we continue to implement our strategic growth plan and expect to continue to achieve our growth expectations by focusing on new business development, internal product research and development, and compatible acquisitions. To that end, the results of the first nine months of the year have demonstrated the success we’ve had at executing the plan and we look forward at carrying this momentum through fiscal 2014, into fiscal 2015 and beyond.

Thank you for your continued support.

{Slide 13 – Q&A}

MIKE OSBORNE SPEAKS

Thank you, Cary and Mark. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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